DEFERRED COMPENSATION PLAN
             FOR DIRECTORS OF ACTION INDUSTRIES, INC.


1.  Purpose.  The purpose of the Deferred Compensation Plan for
Directors (the "Plan") of Action Industries, Inc. (the "Company") is to offer nonemployee members of the Board of Directors of the Company the opportunity to defer receipt of their cash compensation.

2. Definitions. Except as otherwise expressly provided or unless the context otherwise requires, the terms defined in
Section 2 shall have the meanings assigned to them below and shall include the plural as well as the singular.

     2.1 "Beneficiary" shall mean the person or persons entitled to receive payments under the Plan after the death of a Participant pursuant to Section 7.1.

     2.2 "Common Stock" shall mean the stock of the Company, par value $0.10 per share.

     2.3 "Compensation" shall mean all cash payments which a Participant is entitled to receive from the Company for services as a member of its Board of Directors and committees of the Board. Such payments may include directors' fees, retainers, meeting fees and the like but shall exclude direct reimbursement of expenses and any awards or grants of Common Stock, restricted shares or stock options to purchase Common Stock under any benefit plan established by the Company.

     2.4 "Deferral Period" shall mean the period of time beginning on the date compensation would otherwise be paid and ending as provided in Section 6.1(a).

     2.5 "Deferred Account" shall mean a memorandum account established pursuant to Section 5.1 for the purpose of crediting
Deferred Amounts and any additional amounts accrued thereon.

     2.6 "Deferred Amount" shall mean that portion of any Compensation, the payment of which has been deferred under the Plan.

     2.7 "Director" shall mean a member of the Board of Directors of the Company who is not an officer or employee of the Company or any of its respective subsidiaries.

     2.8 "Fair Market Value" shall mean as of any date the average (rounded to the nearest cent) closing price of a share of Common Stock, as reported currently on the American Stock
Exchange on each of the 30 trading days immediately preceding such date.

     2.9  "Interest Rate Method" shall mean the method of valuing
Deferred Accounts described in Section 5.3(b).

     2.10 "Participant" shall mean a Director who has elected, as provided in Section 4 to have all or a portion of his or her Compensation deferred under the Plan.

     2.11 "Plan" shall mean this Deferred Compensation Plan for
Directors, as amended from time to time.

     2.12 "Seven Year Treasury Rate" shall mean the average for the preceding calendar year of the constant maturity rates for seven-year United States government securities, as published by the Federal Reserve Board (such publication currently being contained in statistical release H.15 (519)).

     2.13  "Share Unit Method" shall mean the method of valuing
Deferred Accounts described in Section 5.3(1).

3.  Authority.

     3.1 Approval. The Board of Directors of the Company approved the Plan on March 2, 1995. The Plan may be amended from time to time as provided in Section 7.2.

     3.2 Administration. The Plan shall be administered by the Chief Executive Officer of the Company (the "Chief Executive
Officer") and such other person or persons from time to time designated by the Chief Executive Officer.

     3.3 Legal Opinions. The Company and the Chief Executive Officer may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to their obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by them in good faith pursuant to the advice of counsel.

     3.4 Liability. Any decision made or action taken by the Company, the Board of Directors of the Company, or the Chief Executive Officer arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of all and each of them, as the case may be, and will be conclusive and binding on all parties. No member of the Board of Directors and no employee of the Company shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his or her bad faith, for anything done or omitted to be done by himself or herself.

4. Deferral of Compensation. Each Director may elect to have 25%, 50%, 75% or 100% of his or her Compensation for any calendar year deferred under the Plan, provided that no part of a Director's Compensation may be deferred under the Plan after the Director attains age 69 1/2. Such election shall be executed in writing by the Director, prior to the start of the fiscal year during which such Compensation would otherwise have been paid, on the election form attached as Exhibit A and filed with the Secretary of the Company. An election, once made, shall be irrevocable for that fiscal year and shall continue in effect for subsequent fiscal years until changed prospectively.

5.  Treatment of Deferred Compensation.

     5.1 Memorandum Account. The Company shall establish on its books separate memorandum accounts for each fiscal year for which a Participant elects to defer Compensation under the Plan. All Compensation deferred during that year and all amounts accrued thereon, whether during or after that year, shall be credited to the account. Amounts deferred during the year shall be credited to the Participant's Deferred Account as of the date on which any Deferred Amount would otherwise have been payable to the Participant.

     5.2 Assets. No assets shall be segregated or earmarked for any Deferred Account, and nothing contained in the Plan shall be deemed to create a trust or fund of any kind or create any fiduciary relationship. Nothing in this Plan shall be deemed to give any Participant any ownership or other proprietary, security or other rights in any funds, stock or assets owned or possessed by the Company, whether or not earmarked for the Company's own purposes as a reserve or fund to be utilized by the Company for the discharge of its obligations under the Plan. The creation of memorandum accounts shall be merely for the purpose of recording an unsecured contractual obligation of the Company, and to the extent that any person acquires a right to receive payments or distributions from the Company under the Plan, that right shall be no greater than the right of any unsecured creditor of the Company.

     5.3 Valuation of Accounts. Amounts in a Participant's Deferred Account shall be valued as follows. Each Participant's Deferred Account shall be valued pursuant to both the Share Unit Method and the Interest Rate Method. On the last day of March, June, September and December in each year, there shall be credited to each Participant's Deferred Account the amounts accrued thereon pursuant to the Share Unit Method, and on the last day of December in each year, there shall be credited to each Participant's deferred Account the amount accrued thereon pursuant to the Interest Rate Method, in each case as provided below.

            (a) Share Unit Method. Under the Share Unit Method, Deferred Amounts credited to a Deferred Account shall be valued by reference to the Fair Market Value of the Common Stock, plus the value of any distributions on the Common Stock as provided below. At the end of each fiscal quarter, Deferred Amounts credited to each Deferred Account during that quarter, if any, plus any cash dividends on the Common Stock credited to each Deferred Account during the quarter with respect to Share Units held in the Deferred Account during the quarter, shall be converted into a number of whole and fractional Share Units equal to (i) the Deferred Amount plus the dividends, divided by (ii) the Fair Market Value of the Common Stock as of the last date of the quarter on which the Common Stock was traded. Fractional Share Units shall be calculated to four decimal places.

            Share Units credited to a Participant's Deferred Account shall be deemed to earn cash dividends equivalent to that paid on the Common Stock during any fiscal quarter in an amount equal to any cash dividend paid per share of Common Stock during the fiscal quarter, multiplied by the number of Share Units credited to the Deferred Account on the record date for the dividend payment. Such amounts shall be converted to Share Units at the end of each quarter pursuant to the terms of the immediately preceding paragraph. In the event of any stock dividend, stock distribution, stock split, reverse stock split, recapitalization or reclassification of securities, reorganization, combination or exchange of shares or other similar changes with respect to the Common Stock, appropriate adjustments shall be made in the Share Units credited to Participants' Deferred Accounts as the Chief Executive Officer, in his or her sole discretion, shall determine.

            (b)  Interest Rate Method.   Under the Interest Rate
Method, amounts credited to a Deferred Account shall accrue interest at the end of each year in an amount equal to (i) the Seven Year Treasury Rate for the year then ended, multiplied by
(ii) the average of the month-end balances of the Deferred Account during the year. Interest so accrued shall be credited to each Participant's Deferred Account as of the last day of each year.

     5.4 Reports. Until all Deferred Accounts of a Participant have been paid in full, the Company shall, prior to April 30th of each year, furnish to the Participant an annual statement setting forth the status of his or her Deferred Accounts as of December 31st of the preceding year.

6.  Payment of Deferred Amounts.

     6.1  End of Deferral Period; Amount and Form of Payment.

            (a) The Deferral Period shall end with respect to the Deferred Amount credited to the Deferred Account in any year on the December 31st of the year which is from five to ten years (as designated by the Participant at the time of the deferral election) after the year in which the Deferred Amount was credited. Notwith-standing the foregoing, however, the Deferral Period shall end with respect to the entire Deferred Account upon the earliest occurrence of any of the following: the Participant attains age 70, dies, or ceases to be a director of the Company for any reason.

            (b) The aggregate amount to be paid to a Participant or his or her Beneficiary at the end of the applicable Deferral Period with respect to the Participant's Deferred Account shall be equal to the greater of the value of the Deferred Account calculated pursuant to the Share Unit Method or the Interest Rate Method, rounded to the nearest cent. Payments shall be made in cash in accordance with the Participant's election under Section 6.2.

     6.2  Elections.

            (a) A Participant shall elect to receive payment of the aggregate value of his or her Deferred Account as follows:

            (i) in a lump sum cash payment within the first 90 days following the end of the applicable Deferral Period; or

            (ii) in five annual cash installments commencing within the first 90 days of the year immediately following the end of the applicable Deferral Period.

      Such election shall be made in writing on the election form attached as Exhibit A, filed with the Secretary of the Company or his or her designee no later than the December 31st preceding the commencement of the year in which the Compensation to be deferred would otherwise have been paid. Once made, the election shall be irrevocable for the next year and shall continue in effect for amounts deferred in subsequent years until changed prospectively. For purposes of determining the value of a Deferred Account, any Share Units credited to a Participant's Deferred Account at the end of the applicable Deferral Period shall be converted into a dollar amount equal to (i) the number of whole and fractional Share Units then credited to the Deferred Account, multiplied by
(ii) the Fair Market Value of the Common Stock as of the last day in the Deferral Period.

            (b) The unpaid balance of any Deferred Account shall accrue interest at the Seven Year Treasury Rate compounded annually from the end of the applicable Deferral Period.

            (c) In the case of a Deferred Account for which a Participant has elected to receive payment in five annual installments, the amount of each annual installment shall be equal to (i) the amount credited to the Deferred Account, together with interest as provided herein to the December 31st immediately prior to the date of payment, divided by (ii) the number of unpaid installments with respect to the Deferred Account.

            (d) Notwithstanding anything in Section 6.2 to the contrary, a Participant's estate or Beneficiary, as the case may be, shall receive payment of the entire unpaid balance credited to his or her Deferred Account in a lump sum within 90 days following the Participant's death.

7.  Miscellaneous.

     7.1. Beneficiaries. Each Participant may designate any person or legal entity, including his or her estate, as Beneficiary under the Plan. The designation shall be made in writing on the election form attached as Exhibit A and filed with the Secretary of the Company, and may be revoked or changed by the Participant at any time by filing written notice of revocation or change with the Secretary of the Company. If no person is designated by a Participant as Beneficiary or if no person designated by the Participant as Beneficiary survives the Participant, the Participant's Beneficiary shall be his or her estate. If the Participant's estate is Beneficiary or if the Participant's Beneficiary survives him or her but dies before receiving all payments, the unpaid balance of the Participant's Deferred Account shall be paid to the Participant's or Beneficiary's estate, as the case may be, in a lump sum, notwithstanding the Participant's election to receive payment of his or her Deferred Account in annual cash installments pursuant to Section 6.2(a).

     7.2 Amendment or Termination. The Board of Directors of the Company may modify or amend, in whole or in part, any or all of the provisions of the Plan or suspend or terminate it entirely. However, any such modification, amendment, suspension or termination may not, without the Participant's consent, adversely affect any Deferred Amount credited to him or her for any year ended prior to the effective date of the modification, amendment, suspension or termination. The Plan shall remain in effect until terminated pursuant to this Section.

     7.3 Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

     7.4 Withholding. The Company shall have the right to deduct from any payment to be made pursuant to the Plan any federal, state or local taxes required by law to be withheld.

     7.5 Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania except as such laws may be superseded by any federal law.

     7.6 Assignment. A Participant may not assign, anticipate or alienate in any manner any interest arising under the Plan, nor shall any such interest be subject to attachment, bankruptcy proceedings or to any other legal processes or to the interference or control of creditors or others.

     7.7 Incompetency. If the Chief Executive Officer determines that any Participant or Beneficiary, as the case may be, to whom a payment is due hereunder is incompetent by reason of physical or mental disability, or is a minor, the Chief Executive Officer shall have the power to cause the payment becoming due to the Participant or Beneficiary to be made to another for the benefit of the incompetent or minor, without responsibility of the Company or the Chief Executive Officer to see to the application of the payment. Payments made pursuant to such power shall operate as a complete discharge of responsibility of the Company and the Chief Executive Officer.

     7.8 Notices. All notices, consents, requests, instructions, approvals and other communications to the Company pursuant to this Plan shall be validly given, made or served, if in writing and delivered personally, sent by telecopier (and receipt confirmed), telegram, overnight courier service, or by registered mail, postage prepaid, to:

                    Action Industries, Inc.
                    460 Nixon Road
                    Cheswick, PA  15024
                    Attention:  Secretary

or to such other address as the Company may from time to time designate in a written notice given in like manner. Notice given by telegram shall be deemed delivered when received by the recipient. Notice given by registered mail as set out above shall be deemed delivered five calendar days after the date it is mailed, or two calendar days after it is sent by courier service.